Exhibit 99.1

LIFECORE SIGNS SUPPLY AGREEMENT WITH HEXAL AG FOR HYALURONAN KNEE THERAPEUTIC PRODUCT.

CHASKA, MN. January 20, 2004 — LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) announced today that it has signed an exclusive agreement with HEXAL AG, a pharmaceutical company based in Holzkirchen, Germany, to supply Lifecore’s generic Hyaluronan knee-injection therapeutic product in Europe.

     The agreement commences January 15, 2004 with a term of four years. Lifecore expects revenue of approximately $1 million in the first contract year and a minimum value of $7.5 million over the contract term. HEXAL will have market exclusivity in Germany, Czech Republic, Denmark, Norway, Poland, and Sweden in Europe. The exclusivity provisions also include the Middle Eastern countries of Bahrain, Egypt, the Kingdom of Saudi Arabia, Kuwait, Qatar, and the United Arab Emirates. Lifecore has granted an additional option to expand future areas of exclusivity, based on performance criteria.

     HEXAL AG specializes in the development, production, and marketing of generic medications and innovative pharmaceutical preparations. Its current portfolio consists of 200 active products marketed to physicians, pharmacists, and patients. HEXAL has subsidiaries, representatives, and strategic partners in over 40 countries with 5,000 employees and annual revenue exceeding one billion Euros.

     Lifecore President and CEO, Jim Bracke, commented: “The HEXAL supply agreement represents a new direction for Lifecore’s Hyaluronan business. HEXAL’s global presence and extensive marketing experience bodes well for our generic entry into the field of orthopedic Hyaluronan injection therapy.”

     Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements regarding the expected revenue from the Hexal agreement and the expected success of the orthopedic Hyaluronan injection therapy market. Because of numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity, actual results may differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission including exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2003.

     Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets through two divisions, the Hyaluronan Division and the Oral Restorative Division. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the gynecologic, ophthalmic, orthopedic, and veterinary surgery fields. The Oral Restorative Division conducts its dental surgery business through direct sales and marketing in the United States, Germany, Italy, and Sweden, and through 22 distributors in 35 countries.

     Additional general corporate information is available on the Internet at http://www.lifecore.com.

CONTACT: 952.368.4300

     Jim Bracke, President and Chief Executive Officer.
     Dennis J. Allingham, EVP and Chief Financial Officer.
     Colleen M. Olson, VP of Corporate Administrative Operations.